Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Alta Equipment Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)
	Other	Depositary Shares	Rule 457(o)	(1)	(2)
	Debt	Debt Securities	Rule 457(o)	(1)	(2)
	Other	Guarantees of Debt Securities(3)	Rule 457(o)	(1)	(2)
	Other	Warrants	Rule 457(o)	(1)	(2)
	Other	Units	Rule 457(o)	(1)	(2)
	Unallocated (Universal) Shelf	--	Rule 457(o)	(1)	(2)	$300,000,000	0.00011020	$33,060(4)
		Total Offering Amounts				$300,000,000		$33,060
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						$33,060

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(1) There are being registered hereunder such indeterminate amount of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Guarantees of Debt Securities, Warrants and Units, as may be issued by the Registrant from time to time at indeterminate prices, which together shall have an aggregate initial offering price not to exceed $300,000,000. If any Debt Securities are issued at an original issue discount, then the principal amount of such Debt Securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The securities registered also include such indeterminate number of shares of Common Stock and Preferred Stock and amount of Debt Securities as may be issued upon conversion of or exchange for Preferred Stock or Debt Securities that provide for conversion or exchange, upon exercise of Warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Common Stock and Preferred Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

AMERICAS 120696665

(2) The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, issuance by the Registrant of the securities registered hereunder.

(3) Each subsidiary of Alta Equipment Group Inc. that is named on the table of Additional Registrants may unconditionally guarantee the Debt Securities. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee will be paid in respect of any such guarantees.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

AMERICAS 120696665	2